McMoRan Exploration Co. Announces Sale of an Additional $30,000,000 of  6% Convertible Senior Notes due 2008,

Completing $130,000,000 Convertible Note Offering

NEW ORLEANS, LA, July 7, 2003 – McMoRan Exploration Co. (NYSE: MMR) announced today that the initial purchasers of McMoRan’s private placement of 6% convertible senior notes due July 2, 2008, have exercised their option to purchase an additional $30 million of the notes to cover overallotments, resulting in a total sale of $130 million.  Net proceeds from the notes totaled approximately $123.5 million, of which approximately $23 million has been used to purchase U.S. government securities held in escrow to pay the first six semi-annual interest payments due during the next three years.  McMoRan intends to use net proceeds from this offering for exploratory drilling activities on its oil and gas prospects; for possible opportunities to acquire interests in oil and gas properties; for continuation of its efforts with respect to the potential Main Pass Energy HubTM project, including a liquefied natural gas (LNG) terminal and supporting facilities; and for working capital requirements and other corporate purposes.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan said, “This transaction has strengthened our financial flexibility significantly, enabling us to proceed in developing values for our company from two high potential growth opportunities in the natural gas industry.   We will aggressively pursue our high potential Gulf of Mexico deep shelf opportunities provided by our large exploratory acreage position.  Our recent discoveries at JB Mountain and Mound Point and the potential for major reserve growth in the 80,000 acres area containing these discoveries provide validation for our exploration philosophy in drilling for large accumulations of natural gas in the shallow waters of the Gulf of Mexico.”

The Co-Chairmen continued, “We continue to achieve significant progress in developing potential alternative uses for our former discontinued sulphur facilities at Main Pass Block 299.   This financing allows us to pursue potentially highly attractive opportunities as we develop our Main Pass Energy HubTM concept to establish one of the world’s first offshore LNG facilities.”

As previously announced, the convertible notes have an interest rate of 6 percent per year and are convertible into shares of common stock at $14.25 per share, representing a 25 percent premium over the closing price on June 26, 2003 of McMoRan’s common shares.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on our Internet web site “mcmoran.com”.

CAUTIONARY STATEMENT:  This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, and the potential Main Pass Energy HubTM project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and financing, regulatory, and feasibility requirements for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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